Exhibit 10.7

LOAN AGREEMENT

This Loan Agreement (the “Agreement”), is made on August 4, 2022 by and between ParaZero Technologies Ltd., incorporated and registered in Israel with company number 514932821 (Borrower) and Medigus Ltd., incorporated and registered in Israel with company number 512866971 (Lender).

BACKGROUND

Borrower requires an infusion of funds for the operation of its business activities, and the Lender is willing to make available to the Borrower a loan of up to US $250,000, which shall be provided, under the terms and conditions set forth in this Agreement.

AGREED TERMS

1.	THE LOAN

1.1	The Lender grants to the Borrower a loan in a total amount equal to US $250,000 (the “Principal Amount”) on the terms, and subject to the conditions, of this Agreement.

1.2	The Borrower shall only use all money borrowed under this Agreement for working capital, the operation of its business activities, including preparations for the Borrower’s IPO.

2.	DRAWING

The Principal Amount shall be wired by the Lender, in one tranche, three (3) Business Days (defined as a day other than a Saturday or public holiday in Israel when banks are open for business) after the execution of this Agreement. The Borrower shall provide the Lender with the details of the Borrower’s bank account to which payment is to be made concurrently with signing this Agreement.

3.	INTEREST

3.1	The Borrower shall pay interest on the Principal Amount at the rate of 8% per annum.

3.2	Interest shall accrue daily and shall be payable on the Repayment Date.

4.	REPAYMENT

The Borrower shall repay the Principal Amount and any interest accrued thereon to the Lender upon the earlier of (i) 2 (two) years from the date of this Agreement, (ii) the event that the Borrower closes an equity financing round, including without limitation an IPO, or (iii) the Borrower receives a bank financing, or (iv) Event of Default occurs (the “Repayment Date”).

5.	DEFAULT

5.1	Any of the following events constitutes an event of default (each an “Event of Default”):

5.1.1	Any breach of, or non-compliance with, by the Borrower of any of the terms, obligations, warranties or representations under this Agreement.

5.1.2	The Borrower ceases to operate or adopts a resolution for discontinuance of its business or for its liquidation, dissolution or winding-up.

5.1.3	The Borrower becomes bankrupt or insolvent or commits an act of bankruptcy, or institutes any proceeding or takes any corporate action or executes any agreement or notice of intention to authorize its participation in or the commencement of any proceeding, or any of the following proceedings is commenced against the Borrower:

5.1.3.1	Seeking to adjudicate it as bankrupt or insolvent.

5.1.3.2	Seeking liquidation, dissolution, winding-up, restructuring, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

5.1.3.3	Seeking appointment of a receiver, liquidator, trustee, agent, custodian or other similar official for it or for any part of its properties and assets; or,

5.1.3.4	A receiver, trustee, custodian or other similar official is appointed in respect of the Borrower or for any part of its property and assets.

5.1.4	Lender is of the opinion that there is an act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing that led, may lead to, resulted and/or may result in any portion of the Principal Amount not be paid in full by the applicable due date.

5.2	The Borrower shall notify the Lender in writing immediately upon becoming aware of the occurrence of any of the events specified in this Section.

5.3	Upon the occurrence of an Event of Default, in addition to, and without derogating from, any other rights or remedies available to Lender, Lender shall be entitled, at Lender’s option, to declare the entire Principal Amount immediately due and payable and upon Lender’s first demand Borrower shall pay Lender the entire Principal Amount and all accrued interest.

6.	COVENANTS

6.1	The Borrower undertakes that, prior to repayment of the entire Principal Amount and all accrued interest:

6.1.1	It shall not make any payments to any third party on account of any loan.

6.1.2	It shall not make any payments to any of the Borrower’s shareholders.

6.1.3	It shall not convey, sell, lease, transfer, assign, or otherwise dispose of all or substantial part of its business and/or property.

6.2	If the Borrower does not repay the Principal Amount and all accrued within fourteen (14) days following its due date, the Principal Amount will bear an additional annual interest of 10%, and Borrower shall pay any additional costs and/or expenses Lender shall bear with respect to the collection of the Principal Amount and any accrued interest.

7.	AMENDMENTS, WAIVERS AND CONSENTS AND REMEDIES

This Agreement constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matters hereof. Any term of this Agreement will be amended and the observance of any term hereof will be waived (either prospectively or retroactively and either generally or in a particular instance) only with the prior written consent of the Borrower and the Lender.

8.	SEVERANCE

If any provision (or part of a provision) of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity, or enforceability of the rest of this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

10.	NOTICES

All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party hereto at the respective addresses of the parties as set forth herein, or at such other address or electronic mail as the Borrower shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by electronic email (with receipt of appropriate confirmation) or (iv) one business day after being deposited with an overnight courier service of recognized standing.

11.	GOVERNING LAW

This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding its conflicts of laws provisions, and any claim or suit under this Agreement shall be brought exclusively to the competent jurisdiction of the Israeli court in the city of Tel-Aviv, Israel.

This Agreement has been entered into on the date stated at the beginning of it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

ParaZero Technologies Ltd.		Medigus Ltd.

By:	/s/ Boaz Shetzer	By:	/s/ Liron Carmel
Title:	CEO	Title:	CEO

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